Exhibit 99.1

PRESS RELEASE

OCTOBER 29, 2003

SAUER-DANFOSS INC. REPORTS THIRD QUARTER 2003 RESULTS

Continued Strong Cash Flow, Earnings Impacted by Restructuring Costs

CHICAGO, Illinois, USA, October 29, 2003—Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced its financial results for the third quarter ended September 28, 2003.

THIRD QUARTER REVIEW

Third Quarter Earnings Impacted by Restructuring Costs

For the third quarter 2003, the Company reported a net loss of $2.2 million, or $0.05 per share, compared to a third quarter 2002 net loss of $0.5 million, or $0.01 per share.  Third quarter 2003 results were impacted by pre-tax charges of $2.5 million, or $0.03 per share, related to restructuring costs.

Increased Sales in Every Region Despite Continued Market Weakness

Net sales for the third quarter increased 14 percent to $255.4 million, compared to sales of $223.9 million for the same period last year.   Excluding sales from acquisitions completed in 2003 and the impact of currency translation rate changes, sales increased by 5 percent over the prior year period.  On a comparable basis, sales increased 8 percent in the Americas while sales in Europe and Asia-Pacific increased 2 percent and 16 percent, respectively.  By segment, Propel and Work Function sales increased 12 percent and 2 percent, respectively, for the quarter compared to the prior year. The Controls segment, excluding the impact of acquisitions completed in 2003 and currency translation rate changes, experienced a sales decline of 2 percent from the same quarter in 2002.

David Anderson, President and Chief Executive Officer, stated, “Our third quarter results were mixed.  We are particularly pleased with the 5 percent increase in relative sales compared to our markets, which we believe were down by up to 2 percent.  We have consistently demonstrated our ability to build market share.  We will increasingly focus on means of achieving corresponding improvements in our earnings which will become visible in the coming quarters.”

Executive Office: 250 Parkway Drive, Suite 270, Lincolnshire, IL 60069

Restructuring

During the third quarter the Company continued to make significant investment in restructuring within several areas of the business.

The previously announced closing and relocation of its operations in Sturtevant, Wisconsin, was completed in the third quarter.

The Company also made the decision to close its plant in West Branch, Iowa, and relocate those operations to existing facilities in North America.  Additionally, the Company remains on schedule with the restructuring of its sales, marketing, and distribution logistics activities in Europe.

Anderson stated, “Our focus and resources through the first years of the Sauer and Danfoss Fluid Power merger were directed toward assuring that we were able to capitalize on our dramatically expanded product portfolio and geographic reach.”  He continued, “Six continuous quarters of sales growth, excluding acquisitions and currency, which exceeded that of our industry and our served markets, is a solid indication of the impact market share growth has had on our top line.

“This success in the market puts us on a solid foundation to address our earnings performance and returns,” stated Anderson.  “Moving forward, we have significant opportunities available to us through the reduction of both assets and expenses.   To seize these opportunities, it is our intention to continue investing resources in additional restructuring through the end of 2004 with an expected two-year payback on these investments.

In addition, we will continue to invest $6 to $7 million, or $0.08 to $0.10 per share, annually for the next two to three years in implementing common business system software and processes.”

Orders Increase 7 Percent and Backlog Up 3 Percent

Orders received for the third quarter 2003 were $246.2 million, up 7 percent from the same period last year.  Excluding acquisitions and currency translation rate changes, orders were level with last year.

Total backlog at the end of the third quarter 2003 was $352.7 million, up 3 percent from the third quarter of 2002. Excluding acquisitions and currency impact, backlog was down 4 percent compared to the third quarter 2002.

Anderson commented, “The relative softness of orders and backlog has not changed from prior quarters, reflecting our customers’ more recent practice of placing their orders closer to their production requirement dates.  As a result, our backlog data currently gives an incomplete picture of how our customers view their future business environment.”

NINE MONTH REVIEW

Double Digit Improvement for Nine Month Sales and Earnings

Net sales for the nine months ended September 28, 2003, were $864.3 million, an increase of 18 percent over sales of $731.1 million for the first nine months of 2002.  On a comparable basis, excluding companies acquired in 2003 and the impact of currency fluctuations, net sales were up 6 percent over last year.

Net income for the first nine months of 2003 was $19.2 million, or $0.40 per share, compared to net income for the same period last year of $15.6 million, or $0.33 per share.  Earnings year-to-date for 2003 were impacted by pre-tax charges of $3.3 million, or $0.04 per share, related to restructuring costs.

Strong Cash Flow Continues, $250 Million Debt Facility Completed

Cash flow from operations for the first nine months of 2003 was $82.0 million, compared with $89.7 million generated in the same period last year.  Capital expenditures for the nine-month period were $36.0 million, up from $23.0 million for the comparable period in 2002.  The Company’s debt to total capital ratio, or leverage ratio, was 44 percent at the end of the third quarter 2003, an increase from 42 percent at the end of the second quarter 2003.  The Company completed its $250 million multi-currency revolving facility in September, refinancing certain existing indebtedness.

“We continue to generate positive cash flow, although slightly below last year’s high level,” stated David Anderson.  “In addition, we completed our new debt facility which will lower our borrowing costs and increase our flexibility in funding our global operations.  In the transition phase of paying off our prior debt arrangements and drawing funds under our new facility, we had an unusually high level of cash on hand in some of our bank accounts at the end of the quarter causing a temporary increase in the leverage ratio.”

OUTLOOK

Anticipate Meeting Earnings Expectation

Anderson stated, “There is increasing optimism with respect to the overall economy and our markets, even though there is not clear evidence of this in our orders and backlog data.  However, we remain confident that we can continue to report increased sales and earnings.”

Anderson concluded,  “At the beginning of the year we stated our expected earnings per share for 2003 of $0.40 to $0.50.  Excluding restructuring costs, we anticipate meeting this expectation.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components, for use primarily in applications of mobile equipment. Sauer-Danfoss, with more than 7,000 employees worldwide and revenue of more than $1 billion, has sales, manufacturing, and engineering capabilities in Europe, the Americas, and the Asia-Pacific region.  The Company’s executive offices are located near Chicago in Lincolnshire, Illinois.  More details online at www.sauer-danfoss.com.

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact.  All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements.  Words such as “anticipates,” “in the opinion,” “believes,” “intends,” “expects,” “may,” “will,” “should,” “could,” “plans,” “forecasts,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and similar expressions may be intended to identify forward-looking statements.

Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors, including the fact that the economy generally, and the agriculture, construction, road building, turf care and specialty vehicle markets specifically, continue to be in a state of uncertainty making it difficult to determine if past experience is a good guide to the future.  A continuing downturn in the Company’s business segments could adversely affect the Company’s revenues and results of operations.  Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care and specialty vehicle markets and the impact of such conditions on the Company’s customers in such markets; the cyclical nature of some of the Company’s businesses; the ability of the Company to win new programs and maintain existing programs with its OEM customers; the highly competitive nature of the markets for the Company’s products as well as pricing pressures that may result from such competitive conditions; business relationships with major customers and suppliers; the continued operation and viability of the Company’s major customers; the Company’s execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company’s product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company’s ability to recover any price increases for materials and product pricing; the Company’s ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company’s intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting domestic and foreign operation, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability, including U. S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

For further information please contact:

Sauer-Danfoss Inc. - Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President and	2800 East 13th Street	Fax:	(515) 239-6443
Chief Accounting Officer	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	13 Weeks Ended		39 Weeks Ended
(Dollars in thousands except per share data)	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
Net sales	255,370	223,920	864,257	731,085
Cost of sales	203,406	176,337	663,324	556,368
Gross profit	51,964	47,583	200,933	174,717
Selling	20,181	17,708	58,304	49,740
Research and development	10,702	9,522	32,035	28,558
Administrative	18,953	15,502	55,589	48,318
Total operating expenses	49,836	42,732	145,928	126,616
Income from operations	2,128	4,851	55,005	48,101
Nonoperating income (expense):
Interest expense, net	(4,025)	(4,361)	(12,554)	(13,047)
Minority interest	(2,472)	(1,681)	(12,319)	(9,208)
Equity in net earnings of affiliates	24	337	421	602
Other, net	(494)	(13)	(3,896)	(1,443)
Income (loss) before income taxes	(4,839)	(867)	26,657	25,005
Income taxes	2,610	348	(7,459)	(8,680)
Net income (loss) before cumulative effect of change in accounting principle	(2,229)	(519)	19,198	16,325
Cumulative effect of change in accounting principle	—	—	—	(695)
Net income (loss)	(2,229)	(519)	19,198	15,630
Net income (loss) per share:
Basic and diluted net income (loss) per common share, before cumulative effect of change in accounting principle	(0.05)	(0.01)	0.40	0.34
Cumulative effect of change in accounting principle (1)	—	—	—	(0.01)
Basic and diluted net income (loss) per common share	(0.05)	(0.01)	0.40	0.33
Basic weighted average shares outstanding	47,405	47,395	47,400	47,395
Diluted weighted average shares outstanding	47,683	47,395	47,595	47,404
Cash dividends per common share	0.07	0.07	0.21	0.21

(1) In 2002, the Company adopted SFAS No. 142 and completed an analysis of goodwill that resulted in recognition of an impairment of $695 related to a reporting unit within the Work Function segment.

BUSINESS SEGMENT INFORMATION

	13 Weeks Ended		39 Weeks Ended
(Dollars in thousands)	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
Net sales
Propel	107,897	92,763	391,600	342,673
Work Function	83,865	75,632	262,995	225,748
Controls	63,608	55,525	209,662	162,664
Total	255,370	223,920	864,257	731,085
Segment Income (Loss)
Propel	4,803	8,164	41,633	39,825
Work Function	453	3,246	15,484	18,007
Controls	1,873	(940)	14,433	5,587
Global Services and Other Expenses, net	(5,495)	(5,632)	(20,441)	(17,456)
Total (1)	1,634	4,838	51,109	45,963

(1) Segment income is defined as income from operations less other, net included in nonoperating income (expense).

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	39 Weeks Ended
(Dollars in thousands)	September 28, 2003	September 29, 2002
Cash flows from operating activities:
Net income	19,198	15,630
Cumulative effect of change in accounting principle	—	695
Depreciation and amortization	61,628	53,401
Minority interest in income of consolidated companies	12,319	9,208
Equity in net earnings of affiliates	(421)	(602)
Net change in receivables, inventories, and payables	(20,813)	2,255
Other, net	10,079	9,142
Net cash provided by operating activities	81,990	89,729
Cash flows from investing activities:
Purchases of property, plant and equipment	(36,012)	(22,981)
Payments for acquisitions, net of cash acquired	(5,824)	(22,312)
Proceeds from sales of property, plant and equipment	301	848
Net cash used in investing activities	(41,535)	(44,445)
Cash flows from financing activities:
Net repayments on notes payable and bank overdrafts	(29,428)	(20,078)
Net borrowings (repayments) of long-term debt	28,314	(10,092)
Cash dividends	(9,960)	(9,957)
Distribution to minority interest partners	(12,882)	(8,825)
Net cash used in financing activities	(23,956)	(48,952)
Effect of exchange rate changes	1,650	(1,107)
Net increase (decrease) in cash and cash equivalents	18,149	(4,775)
Cash and cash equivalents at beginning of year	12,397	14,324
Cash and cash equivalents at end of period	30,546	9,549

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 28, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	30,546	12,397
Accounts receivable, net	192,223	153,643
Inventories	173,688	164,686
Other current assets	18,534	23,057
Total current assets	414,991	353,783
Property, plant and equipment, net	438,219	443,147
Other assets	187,307	174,163
Total assets	1,040,517	971,093

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and bank overdrafts	30,145	56,010
Long-term debt due within one year	13,791	27,085
Accounts payable	75,538	69,441
Other accrued liabilities	73,453	62,301
Total current liabilities	192,927	214,837
Long-term debt	292,247	235,198
Long-term pension liability	43,614	42,747
Deferred income taxes	47,503	44,778
Other liabilities	40,336	37,456
Minority interest in net assets of consolidated companies	29,269	27,118
Stockholders’ equity	394,621	368,959
Total liabilities and stockholders’ equity	1,040,517	971,093

Number of employees at end of period	7,198	7,207